Exhibit 99.1

               Potlatch Reports Second Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--July 19, 2004--Potlatch Corporation (NYSE:PCH) today reported significantly higher earnings for the second quarter of 2004, compared to the second quarter of 2003, due primarily to continued strength in its wood products markets.
    Improved financial performance from the company's Pulp and Paperboard and Consumer Products operating segments also contributed to the positive results, while the Resource segment posted lower earnings compared to the prior year second quarter. Second quarter 2003 earnings were positively affected by significant interest income of $12.5 million from a federal income tax settlement.
    For the second quarter of 2004, the company reported net earnings of $49.6 million, or $1.68 per diluted common share, compared to earnings from continuing operations of $6.8 million, or $.24 per diluted common share for the same period in 2003. Including discontinued operations, the company earned $6.6 million or $.23 per diluted common share for the second quarter of 2003. Net sales for the second quarter of 2004 were $472.6 million, substantially higher than the $368.1 million recorded in the second quarter of 2003.
    Net earnings for the first half of 2004 totaled $71.4 million or $2.42 per diluted common share. The loss from continuing operations for the first half of 2003 was $2.1 million or $.07 per diluted common share. Including discontinued operations, the net loss for the first half of 2003 totaled $2.9 million or $.10 per diluted common share. Net sales for the first half of 2004 were $893.1 million, compared with $702.9 million for 2003's first half.
    The Resource segment reported operating income of $6.8 million for the second quarter of 2004, substantially lower than the $23.5 million earned in the second quarter of 2003. Land sales revenue totaled $1.1 million in the second quarter of 2004, versus $14.1 million in the second quarter of 2003. The June 2003 sale of approximately 15,300 acres of hardwood timberland in Arkansas was the primary reason for the unfavorable comparison. Lower fiber sales in Arkansas during the second quarter of 2004 also negatively affected earnings.
    Operating income for the Wood Products segment was $94.4 million for the second quarter of 2004, a dramatic increase over the $2.3 million earned in the second quarter of 2003. "The conditions that started the rally in wood products markets during the third quarter of 2003 -- low interest rates, a strong housing market and a weaker U.S. dollar -- have continued through the second quarter of 2004," noted L. Pendleton Siegel, Potlatch chairman and chief executive officer. "Selling prices for all of the segment's products were higher when compared to the second quarter of 2003, especially oriented strand board, which was more than double last year's price early in the quarter," Siegel added. Prices began an expected decline mid-quarter, but still remained at favorable levels at the end of 2004's second quarter. The higher selling prices more than made up for lower shipments of oriented strand board, lumber and particleboard on a quarter-to-quarter comparison.
    The Pulp and Paperboard segment reported operating income for the second quarter of $5.9 million, versus a loss of $1.2 million for 2003's second quarter. "The segment benefited from higher paperboard and pulp shipments compared to 2003's second quarter, as well as higher selling prices for pulp. Additionally, higher production at both of the segment's facilities, especially the mill in Lewiston, Idaho, resulted in lower per ton costs," Siegel noted. "Pulp prices have steadily improved during the first half of 2004, and paperboard prices have improved modestly in recent months," Siegel added.
    The Consumer Products segment incurred an operating loss of $1.2 million during the quarter, smaller than the operating loss of $5.0 million posted in the second quarter of 2003. "Although markets for consumer tissue products continued to be very competitive, segment shipments increased 18% over the second quarter of 2003, and net selling prices also showed a slight improvement," Siegel remarked. Both shipment and selling price measures were positively affected by the rollout of the ultra towel product manufactured at the company's new Las Vegas tissue facility. Results for the second quarter of 2003 were adversely affected by downtime taken on numerous converting lines to reduce finished goods inventory levels.
    Potlatch is a diversified forest products company with timberlands in Arkansas, Idaho and Minnesota.

    This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management's best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company's actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.


          Potlatch Corporation and Consolidated Subsidiaries
          Statements of Operations and Comprehensive Income
     Unaudited (Dollars in thousands - except per-share amounts)

                                  Quarter Ended     Six Months Ended
                                     June 30             June 30
                                 2004      2003      2004      2003
----------------------------------------------------------------------
Net sales                      $472,639  $368,094  $893,061  $702,896
----------------------------------------------------------------------
Costs and expenses:
 Depreciation, amortization
  and cost of fee timber
   harvested                     25,041    25,202    52,124    52,061
 Materials, labor and other
  operating expenses            330,449   311,915   652,554   604,259
 Selling, general and
  administrative expenses         23,022    20,239    45,477    37,491
 Restructuring charges              (87)        -     1,193       227

----------------------------------------------------------------------
                                378,425   357,356   751,348   694,038
----------------------------------------------------------------------
Earnings from operations         94,214    10,738   141,713     8,858

Interest expense                (12,478)  (12,128)  (24,338)  (24,890)
Interest income                     491    12,573       619    12,640
----------------------------------------------------------------------
Earnings (loss) before taxes     82,227    11,183   117,994    (3,392)
Provision (benefit) for taxes    32,659     4,361    46,608    (1,323)
----------------------------------------------------------------------
Earnings (loss) from
 continuing operations           49,568     6,822    71,386    (2,069)
Discontinued operations:
Loss from discontinued
 operations (including loss
 on disposal of $-, $-, $- and
  $45)                                -      (283)        -    (1,389)

 Income tax benefit                   -      (110)        -      (542)
----------------------------------------------------------------------
Net earnings (loss)              49,568     6,649    71,386    (2,916)
----------------------------------------------------------------------
Other comprehensive loss, net
 of tax:
 Cash flow hedges:
  Net derivative losses,
   net of income tax
    benefit of $-, $-, $44
     and $-                           -         -       (68)        -
----------------------------------------------------------------------
Comprehensive income (loss)     $49,568    $6,649   $71,318   $(2,916)
======================================================================
Net earnings (loss) per common
share from continuing
operations:
 Basic                            $1.68      $.24     $2.43     $(.07)
 Diluted                           1.68       .24      2.42      (.07)
Net earnings (loss) per common
share:
 Basic                             1.68       .23      2.43      (.10)
 Diluted                           1.68       .23      2.42      (.10)
Average shares outstanding
(in thousands):
 Basic                           29,498    28,679    29,372    28,648
 Diluted                         29,611    28,679    29,487    28,648
----------------------------------------------------------------------
Certain 2003 amounts have been reclassified to conform to the 2004 presentation.



          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
   2004 amounts unaudited (Dollars in thousands - except per-share amounts)
                                                June 30,  December 31,
                                                 2004        2003
----------------------------------------------------------------------
Assets
Current assets:
 Cash and short-term investments                $204,606      $47,281
 Receivables, net                                123,027      105,345
 Inventories                                     138,219      159,678
 Prepaid expenses                                 20,511       18,315
----------------------------------------------------------------------
  Total current assets                           486,363      330,619
Land other than timberlands                        9,325        8,831
Plant and equipment, at cost less
 accumulated depreciation                        718,212      740,342
Timber, timberlands and related
 logging facilities                              401,936      398,899
Other assets                                     119,479      118,686
----------------------------------------------------------------------
                                              $1,735,315   $1,597,377
======================================================================
Liabilities and Stockholders' Equity
Current liabilities:
 Current installments on long-term debt           $1,106         $507
 Accounts payable and accrued liabilities        171,127      169,310
----------------------------------------------------------------------
  Total current liabilities                      172,233      169,817
Long-term debt                                   617,194      618,278
Other long-term obligations                      271,999      266,514
Deferred taxes                                   118,331       71,917
Stockholders' equity                             555,558      470,851
----------------------------------------------------------------------
                                              $1,735,315   $1,597,377
======================================================================
Stockholders' equity per common share             $18.82       $16.33
Working capital                                 $314,130     $160,802
Current ratio                                      2.8:1        1.9:1



                              Highlights
     Unaudited (Dollars in thousands - except per-share amounts)

                                  Quarter Ended     Six Months Ended
                                     June 30             June 30
                                 2004      2003      2004      2003
----------------------------------------------------------------------
Net sales                      $472,639  $368,094  $893,061  $702,896
Earnings (loss) from
 continuing operations           49,568     6,822    71,386    (2,069)
Net earnings (loss)              49,568     6,649    71,386    (2,916)
Net earnings (loss) per common
 share from continuing
 operations:
  Basic                           $1.68      $.24     $2.43     $(.07)
  Diluted                          1.68       .24      2.42      (.07)
Net earnings (loss) per common share:
  Basic                            1.68       .23      2.43      (.10)
  Diluted                          1.68       .23      2.42      (.10)
Dividends per common share
 (annual rate)                      .60       .60       .60       .60
======================================================================
Segment Information
(Dollars in thousands)
                                   Quarter Ended     Six Months Ended
                                      June 30             June 30
                                    2004      2003      2004     2003
----------------------------------------------------------------------
Net sales
 Resource                       $44,784   $61,829  $106,574  $106,800
 Wood products                  251,706   156,903   460,760   293,978
 Pulp and paperboard            138,024   128,682   258,934   246,743
 Consumer products               83,145    67,414   157,113   145,478
----------------------------------------------------------------------
                                517,659   414,828   983,381   792,999
Intersegment sales              (45,020)  (46,734)  (90,320)  (90,103)
----------------------------------------------------------------------
Total net sales                $472,639  $368,094  $893,061  $702,896
======================================================================
Operating income (loss)
 Resource                        $6,756   $23,534   $18,809   $34,655
 Wood products                   94,447     2,343   152,246    (1,268)
 Pulp and paperboard              5,872    (1,159)   (1,889)  (10,492)
 Consumer products               (1,238)   (4,974)   (5,055)    1,828
 Eliminations                     1,669    (1,400)    2,104    (1,330)
----------------------------------------------------------------------
                                107,506    18,344   166,215    23,393
Corporate                       (25,279)   (7,161)  (48,221)  (26,785)
----------------------------------------------------------------------
Earnings (loss) from continuing
 operations before taxes        $82,227   $11,183  $117,994   $(3,392)
======================================================================

    CONTACT: Potlatch Corporation
             Media:
             Michael D. Sullivan, 509-835-1516 (work)
             Investors:
             Douglas D. Spedden, 509-835-1549